UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                  INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF

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        Form 3                                    OMB Number: 3235-0104
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           FILED PURSUANT TO SECTION 16(A) OF THE SECURITIES EXCHANGE
            ACT OF 1934, SECTION 17(A) OF THE PUBLIC UTILITY HOLDING
             COMPANY ACT OF 1935 OR SECTION 30(F) OF THE INVESTMENT
                        COMPANY ACT OF 1940OMB APPROVAL


   SECURITIES
 (Print or Type Responses)


1. Name and Address of Reporting Person*

Sifer          William
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(Last)         (First)         (Middle)

132 Penn Avenue
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(Street)

Telford          PA           18969
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 (City)       (State)         (Zip)


2.Date of Event Requiring Statement (Month/Day/Year)


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3. I.R.S.Identification Number of Reporting Person, if an entity (voluntary)

###-##-####
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4.Issuer Name And Ticker or Trading Symbol

ENVIRONMENTAL SOLUTIONS WORLDWIDE, INC. - ESWW -- OTC
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5. Relationship of Reporting Person(s) to Issuer (Check all applicable)

            [X] Director                        [ ] 10% Owner

            [ ] Officer (give title below)      [ ] Other (specify below)


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6.If Amendment, Date of Original (Month/Day/Year)


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7.Individual or Joint/Group Filing  (Check Applicable Line)

            [X] Form filed by One Reporting Person

            [ ] Form filed by More than One Reporting Person

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             TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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1.Title of Security
(Instr. 4)
COMMON STOCK
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2.Amount of Securities Beneficially Owned
(Instr. 4)
236,000
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3.Ownership Form: Direct (D) or Indirect (I)
(Instr. 5)
D
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4.Nature of Indirect Beneficial Ownership
(Instr. 5)

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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly

* If the form is filed by more than one reporting person, see Instruction 5(b)
(v).


PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

    TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS,
                   WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1. Title of Derivative Security
   (Instr. 4)
WARRANTS*
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2. Date Exercisable and Expiration Date
   (Month/Day/Year)

        Date Exercisable         Expiration Date


        10/03/02                 10/03/05
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3. Title and Amount of Securities Underlying Derivative Security
   (Instr. 4)

                Title           Amount or Number of Shares
                COMMON STOCK    118,000
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4. Conversion or Exercise Price of Derivative Security
$0.15
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5. Ownership Form of Derivative Securities: Direct (D) or Indirect (I)
   (Instr. 5)
D
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6. Nature of Indirect Beneficial Ownership
   (Instr. 5)

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Explanation of Responses:

Each warrant has an exercise price of $0.15
Each warrant, upon exercise, is equivalent to 1/2 share of Common Stock Warrants may only be exercised in even units for whole shares


     /s/ WILLIAM SIFER                       FEBRUARY 12, 2003
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      **Signature of Reporting Person           Date

*If the form is filed by more than one reporting person, see Instruction
5(b)(v).

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.